Exhibit 99.1

                                     [LOGO]
                              BrandPartners Group

                                                                EARNINGS RELEASE

IMMEDIATE RELEASE

          BrandPartners Reports Improved First Quarter Results for 2003
                      In Line with Management Expectations

       Enters Agreement for Debt Forgiveness and Settles Lawsuit from 1998

      NEW YORK, NY - May 15, 2003 - BrandPartners Group, Inc. (Nasdaq: BPTR) today reported a 62% increase in revenues for the first quarter of 2003 to $9.5 million from $5.9 million for the first quarter of 2002.

      Net loss for the first quarter improved to $1.8 million or $(0.10) per diluted share compared to a net loss of $5.0 million or $(0.28) per diluted share for the first quarter of 2002. Loss from continuing operations for the first quarter was $1.8 million or $(0.10) per diluted share compared to a net loss from continuing operations of $4.7 million or $(0.26) per diluted share for the same period in 2002.

      Operating loss from continuing operations for the first quarter of 2003 was $1.1 million compared to an operating loss from continuing operations of $4.1 million in the first quarter of 2002.

      Chairman and Chief Executive Officer Edward T. Stolarski commented: "First quarter results showed significant improvement over the prior year, and we continue to focus on generating new business, reducing costs and improving efficiencies. We are working towards our goal of reducing debt and raising capital as well as reducing other obligations, all in an effort to improve liquidity."

      The Company reported that it had entered into an agreement with the former shareholders of Willey Brothers, Inc., its wholly-owned subsidiary, providing for the forgiveness of certain outstanding debt under certain circumstances. Under the agreement with the former shareholders, in the event that the Company makes payment, prior to September 1, 2003 and subject to certain other conditions, of

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the full principal  amount due under two $1,000,000  promissory  notes issued to the former shareholders in connection with the purchase of Willey Brothers in January 2001, the principal and interest due under the $1,000,000 notes shall be deemed paid, and the principal and interest due under certain other obligations
entered  into  in  connection  with  the  purchase,   including  two  $3,750,000
promissory notes and an earn-out opportunity, shall be cancelled and forgiven by the shareholders. There can be no assurances that the Company will be able to pay the two $1,000,000 promissory notes by such date as set forth in the agreement, in which case, the agreement will expire and no debt will be forgiven or cancelled. Payment of the $1,000,000 promissory notes is otherwise due October 11, 2003.

      The Company also entered into a settlement of the action  entitled  Marvin
M. Reiss and Rebot Corporation v. BrandPartners Group, Inc., formerly known as Financial Performance Corporation (Index No. 111385/98), from 1998, pending before the Supreme Court of the State of New York, County of New York. The amended complaint filed in January 2002 in the Reiss litigation sought a declaration that the plaintiffs were entitled to exercise warrants issued to them by the Company in 1993 to purchase an aggregate of 1,698,904 shares of the common stock of the Company at $.10 per share in accordance with their terms, without adjustment for a one-for-five reverse stock split declared by the Company in 1996, and damages in the amount of approximately $28 million. Although the Company believed that it had substantial defenses to the claims and damages sought, in order to avoid the uncertainties and expense inherent in litigation the Company entered into a settlement of the action whereby the Company agreed to deliver to the plaintiffs cash payments totaling $150,000, options to purchase an aggregate of 300,000 shares of common stock of the Company, and certain other consideration.

BrandPartners Group, Inc (www.bptr.com) operates through Willey Brothers, Inc., a wholly owned subsidiary, providing branch positioning and consulting, merchandising, branch planning and design, and creative services for financial services companies.

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not historical facts but rather reflect the Company's current expectations concerning future results. The words "believes," "anticipates," "expects," and similar expressions, which identify forward-looking statements, are subject to certain risks, uncertainties and factors, including those which are economic, competitive and technological, that could cause actual results to differ materially from those forecast or anticipated. Such factors include, among others: the continued services of Mr. Stolarski as Chief Executive Officer of the Company and Willey Brothers, and of James Brooks as Chief Operating Officer of Willey Brothers; our ability to refinance our existing short term debt; our ability to make early payments to certain noteholders, thereby entitling the Company to certain debt forgiveness; our ability to identify appropriate acquisition candidates, finance and complete such acquisitions and successfully integrate acquired businesses; changes in our business strategies or development plans; competition; our ability to grow within the financial services industries; our

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ability to obtain  sufficient  financing  to  continue  operations;  and general economic and business conditions, both nationally and in the regions in which we
operate.   Readers  are  cautioned   not  to  place  undue   reliance  on  these
forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release, as well as the Company's periodic reports on Forms 10-KSB and 10-QSB and other filings with the Securities and Exchange Commission

Contact:

Rachel Levine
Investor Relations
The Anne McBride Co.
Tel: 212-983-1702
Email: rlevine@annemcbride.com